Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made as of the 17th day of September , 2008, by and between Sahara Media, Inc., a Delaware corporation having its offices at 75 Franklin Street, 2nd Floor, New York, New York 10013 (“Sahara”), and John Thomas Bridge & Opportunity Fund  (“JTF”).

WHEREAS, Sahara is party to a merger agreement (the “Merger Agreement”) with Mac Filmworks, Inc., a Delaware corporation whose stock is included for quotation on the Over-the-Counter Bulletin Board (“Pubco”), and Sahara Media Acquisitions, Inc., a Delaware corporation and a subsidiary of Pubco (“Acquirer”), pursuant to which at Closing (as defined therein), the Acquirer shall be merged with and into Sahara, such that Sahara shall become a wholly owned subsidiary of Pubco (the “Merger”), and all outstanding shares of common stock of Sahara, $0.00001 par value (“Sahara Common Stock”), shall be cancelled and extinguished and converted into the right to receive one share of common stock, par value $0.003, of Pubco, for one share of Sahara Common Stock;

WHEREAS, pursuant to Section 3.3 of the Merger Agreement, JTF has agreed to indemnify Sahara for any losses resulting from breaches of Pubco’s representations, warranties, and covenants made in the Merger Agreement, on the terms and conditions of this Agreement;

NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

INDEMNIFICATION

1.1           Indemnification.  JTF hereby agrees to indemnify and hold Sahara  harmless from and against any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses against Sahara arising out of a breach by Pubco of a representation, warranty or covenant contained in Sections 3 and 4, respectively, of the Merger Agreement..  Any such notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses are hereinafter collectively referred to as “Losses”. Notwithstanding anything to the contrary herein, (i) the maximum amount of Losses that JTF shall be liable for pursuant to this Agreement shall be $400,000 and (ii) JTF shall have no further liability for any Loss that Sahara identifies as a Claim(as defined below) delivered to JTF after two years from the date hereof.

1.2           Compensation.

Sahara shall pay a fee of $400,000 to JTF upon the execution hereof.

1.3           Procedures.

(a)           In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect of which payment may be sought under Section 1.1 hereof, Sahara shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to JTF.  JTF shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to Sahara, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If JTF elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify Sahara of its intent to do so.  Sahara shall not be liable for any settlement of any Claim effected without its prior written consent, provided, however, that such consent shall not unreasonably be withheld, delayed, or conditioned.  If JTF elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify Sahara of its election as herein provided or contests its obligation to indemnify Sahara for such Losses under this Agreement, Sahara may defend against, negotiate, settle or otherwise deal with such Claim.  JTF shall not be liable for any settlement of any Claim effected without its prior written consent, provided, however, that such consent shall not unreasonably be withheld, delayed, or conditioned. If Sahara defends any Claim, then JTF shall promptly reimburse Sahara for the actual expenses of defending such Claim upon submission of periodic bills.  If JTF shall assume the defense of any Claim, Sahara may participate, at its own expense, in the defense of such Claim; provided, however, that Sahara shall be entitled to participate in any such defense with separate counsel at the expense of JTF, if, (i) so requested by JTF to participate or (ii) in the reasonable opinion of counsel to Sahara, a conflict or potential conflict exists between Sahara and JTF that would make such separate representation advisable.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)           After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Sahara and JTF shall have arrived at a mutually binding agreement with respect to a Claim hereunder, Sahara shall forward to JTF notice of any sums due and owing by JTF pursuant to this Agreement with respect to such matter and JTF shall be required to pay all of the sums so due and owing to Sahara by wire transfer of immediately available funds within 10 business days after the date of such notice. The failure of Sahara to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect JTF’s obligations with respect thereto except to the extent that JTF can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1           Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

2.2.  Notices.  All notices and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 2.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Sahara:	Sahara Media, Inc.
75 Franklin Street, 2nd Floor
New York, New York 10013
Phone: 212-465-3428
Fax: 212-226-7451

With a copy to:	Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Phone: 212-930-9700
Fax: 212-930-9725
Attention: Marc Ross, Esq.

If to JTF:	John Thomas Bridge & Opportunity Fund
3 Riverway, Suite 1800
Houston, Texas 77056
Attention: George Jarksey
Fax: _______________
Phone: _____________

With a Copy to:

Thomas C. Pritchard
Brewer & Pritchard PC
3 Riverway, Suite 1800
Houston, Texas 77056
Fax: 713 209 2912
Phone: 713 209 2911

2.3           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

2.4           Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

2.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

2.6           Governing Law.  This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

2.7           Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

2.8           Arbitration.  The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within thirty (30) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration.

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and governed by the laws of the State of Delaware (without regard to the choice-of-law rules or principles of that jurisdiction).  Judgment upon the award may be entered in any court located in the State of New York, and all the parties hereto hereby expressly waive any objections or defense based upon lack of personal jurisdiction.

Each of the plaintiff and defendant party to the arbitration shall select one (1) arbitrator (or where multiple plaintiffs and/or defendants exist, one (1) arbitrator shall be chosen collectively by such parties comprising the plaintiffs and one (1) arbitrator shall be chosen collectively by those parties comprising the defendants) and then the two (2) arbitrators shall mutually agree upon the third arbitrator.  Where no agreement can be reached on the selection of either a third arbitrator or an arbitrator to be named by either a group of plaintiffs or a group of defendants, any implicated party may apply to a judge of the courts of the State of New York, to name an arbitrator.    Process in any such action or proceeding may be served on any party anywhere in the world.

2.9           Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

            2.10   Termination of this Agreement.  This Agreement shall terminate and be of no further force or effect with respect to any Claim delivered to JTF after two years from the date hereof; provided that any Claim delivered to JTF pursuant to Section 1 hereof prior to such termination period shall be governed by the terms of this Agreement, which shall continue to be in full force and effect with respect to such claims.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Sahara Media, Inc.

By:	/s/ Philmore Anderson IV
Philmore Anderson IV
Chief Executive Officer

John Thomas Bridge & Opportunity Fund

By:	/s/ George R. Jarkesy, Jr.
George R. Jarkesy, Jr.
Managing Partner